                                                                     May 5, 2000

                           The New York Times Company

       Material Provided to Certain Officers and Employees of the Company in Connection with Certain Telephone Calls to Stockholders

                                   PROPOSAL 3

         -----------------------------------------------------------------------
WHAT? Amend the Company's 1991 Executive Stock Incentive Plan (the "1991 Plan") to authorize an additional 20,000,000 shares of Class A Common Stock that may be issued thereunder pursuant to the exercise of stock options (p. 55*).

WHY?     1.       To provide incentives for officers and key employees of the
                  Company and its subsidiaries through granting options under the 1991 Plan, thereby stimulating their personal and active interest in the Company's development and financial success and inducing them to remain in the Company's employ (p. 55).

         2. Of the 40,000,000 shares currently reserved under the 1991 Plan (as of 4/6/00**, p. 50), 6,224,445 shares remain available for future option grants.

         3. This increased authorization should provide sufficient shares for option awards for several years and make unlikely the need to request additional shares in the near future (p. 53).

WHO?     1999 grants were as follows (p. 52):

         NAME AND POSITION                                                           NUMBER OF OPTIONS
             Arthur Sulzberger, Jr., Chairman of the Board and
                Publisher of The New York Times                                             150,000
             Russell T. Lewis, President and Chief Executive
                Officer                                                                     150,000
             Michael Golden, Vice Chairman and Senior Vice
                President                                                                    80,000
             John M. O'Brien, Senior Vice President and Chief
                Financial Officer                                                            80,000
             Janet L. Robinson, President and General Manager,
                The New York Times                                                           80,000
             All Executive Officers, as a group (2)                                         833,000
             All Employees, as a group (3)                                                4,424,554

-------------
*        Page references are to proxy statement.

**       Record Date
(1) The Options have an exercise price of $47.2813. The Options have a 10-year term, but are subject to earlier cancellation in certain circumstances where the optionholder is no longer employed by the Company or one of its affiliates. The Options vest in accordance with the following schedule: 25% on December 16, 2000; 25% on December 16, 2001; 25% on December 16, 2002; and 25% on December 16, 2003. The
         optionholder must generally be employed for the Options to vest, except that the Options will generally vest automatically upon the retirement, death or disability of the optionholder.
(2)      15 people, including the five named executive officers.
(3)      848 people, including the 15 executive officers.

DILUTION: Can be calculated in many different ways. Relevant data are at p. 2 and F-31 of 1999 Financial Statements in 1999 Annual Report):

Outstanding shares (as of 4/6/00): 170,208,418

                                           12/26/99                  12/27/98
                                           --------                  --------
Retirement Units Outstanding                125,000                   150,000
Stock Awards Available                    1,933,000                 1,933,000
Stock Options
   Outstanding*                          21,667,000                20,317,000
   Available**                            6,296,000                11,256,000
Employee Stock Purchase Plan
   Available                              2,921,000                 4,444,000
Voluntary Conversion of Class B
   Common Stock
   Available                                847,000                   849,000
                                       ============              ============
Total                                    33,789,000                38,949,000

------------
* Includes options outstanding under the 1991 plan, a predecessor plan and the non-employee directors' plan. Does not include options under TCD, Inc.'s option plan.

** Includes options available under the 1991 Plan and the non-employee director's plan.

OUR PLAN DOES NOT HAVE THE FOLLOWING OBJECTIONABLE FEATURES:

1. Our options must be priced at fair market value on the date of grant, i.e., no discounted pricing of options.
2. Our plan is NOT an evergreen plan, i.e., it does NOT authorize the award of a set amount (or percentage) of outstanding shares each year without an expiration date.
3. We do not engage in "smurfing," i.e., asking for fewer shares than we will need for the remaining life of the option plan, so that the dilution looks low to institutional holders. With smurfing, we would repeatedly and often seek to add more shares to our plan. As noted on
         p. 55 of the proxy statement, the Board believes this authorization will be sufficient for several years and make unlikely the need to request additional shares in the near future.

                                 PROPOSALS 7 & 8

WHAT IS THE NEW YORK TIMES DIGITAL GROUP?

The Digital group is a leading online provider of news, information and community through its network of branded Web sites, which consist of:

NYTimes.com - Has over 10 million unique registered users. Contains the complete contents of THE NEW YORK TIMES as well as news updates throughout the day and additional material.

NYToday.com - A daily guide to life in New York City for both residents and visitors. Focuses on arts, entertainment, restaurants, classified and neighborhood news and information.

Boston.com - A regional portal for New England anchored by the complete daily content of THE BOSTON GLOBE. Updated continuously throughout the day with breaking news and current traffic and weather reports.

Winetoday.com - An international wine site published in Santa Rosa, Calif., in the heart of the Northern California wine country.

GolfDigest.com - Seeks to become the Internet's premier golf destination. Focuses on helping golfers improve their game and get more enjoyment from the sport.

Abuzz.com - A sophisticated natural language question and answer Web site.

WHAT ARE THE TRACKING STOCK PROPOSALS?

1. APPROVE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CREATE THE CLASS C TRACKING STOCK.

         i. Increase the number of authorized shares of common stock to cover tracking stock.

         ii. Authorize the Class C stock intended to track the performance of our Internet business.

         iii. Specify the terms of the Class C stock relative to the Class A and B stock, e.g., voting rights, dividends (none expected), effect of asset sales, mandatory redemption or exchange.

2.       ADOPT A STOCK OPTION PLAN FOR THE CLASS C TRACKING STOCK.

         i. Reserve 20,000,000 shares for options (number subject to adjustment based on offering).

         ii. For grants to employees, service providers, NYT Co. outside directors, outside Internet advisory board members.

WHY ARE YOU PROPOSING TRACKING STOCK?

1. Permit the market to review separate information about the Digital group and the NYT group to separately value the tracking stock and NYT stock (including its retained interest in New York Times Digital).

2. The tracking stock will allow Class A stockholders to realize some of the value of New York Times Digital (through the Company's retained interest) while preserving for the Company (and its shareholders) the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

3. Allow us to grant stock options exercisable for public stock that tracks our Internet business. WE LOOK AT THESE OPTIONS AS WOULD ANY OTHER COMPANY IN THE INTERNET INDUSTRY. We are providing incentives to:

         i. New York Times Digital's management, employees and consultants,

         ii.    outside NYTCo. directors,

         iii.   senior management of NYTCo., and

         iv. critical newsroom and advertising sales personnel at THE NEW YORK TIMES and THE BOSTON GLOBE who work closely with, and have demonstrated a commitment to, the success of New York Times Digital.

4. Provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either tracking stock or Class A common stock as appropriate under the circumstances.

HOW WILL YOU DEAL WITH CONFLICTS OF INTEREST BETWEEN THE CLASS A AND CLASS C HOLDERS?

1. Our Board has adopted "tracking stock policies" with respect to the ongoing relationship between the Digital group and the NYT group, and the allocation of our businesses, assets and liabilities. In the future, our Board, or its Capital Stock Committee acting on its behalf, may, in its discretion, allocate businesses, assets or liabilities to the Digital group, or dispose of or transfer businesses, assets or liabilities from the Digital group, subject to these tracking stock policies. These policies also set general parameters for:

         i. loans, asset transfers and commercial transactions between the Digital group and the NYT group;
         ii. specified extraordinary transactions, including repurchases of tracking stock.

2. Upon consummation of the IPO, we will have a Board committee called the Capital Stock Committee. As initially set-up, at least 50% of the members of this Committee will be directors who had been elected by the holders of the Class A and, after its issuance, Class C stockholders (i.e., Cesan and Schacht); and we intend that this will be the composition in the future. This Committee will have the authority to interpret and oversee implementation of the tracking stock policies and inter-group agreement and otherwise make decisions in areas that may have disparate impact on holders of NYT stock and tracking stock. Such decisions must be made in good faith and in a manner consistent with their fiduciary duties to the Company and all of our common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common stock, including holders of tracking stock.

3. We have granted both NYTCo. and TCD options to members of the Company's senior management and newsroom and advertising sales personnel at THE NEW YORK TIMES and THE BOSTON GLOBE who are critical to the Digital group's success, so as to align their economic interests with both the NYT group and the Digital group.

HOW WILL THE PERCENTAGE VOTING RIGHTS OF THE CLASS A HOLDERS BE AFFECTED?

1. Generally, the tracking stock must increase in value (which would benefit the Class A holders through the retained interest) before the aggregate percentage voting rights of the Class A holders are reduced. Plus, the shares underlying the Company's retained interest will NOT vote.

2. ON THE EFFECTIVE DATE OF THE IPO, ASSUMING 170 MILLION CLASS A SHARES OUTSTANDING AT A $50 PRICE, 13,333,333 SHARES OF THE TRACKING STOCK ISSUED TO THE PUBLIC AT A $15 IPO PRICE?

         15/50 = .3 votes per Class C share

                           170,000,000 votes for A or 97.7% vote (down from
                                       current 100%)
         13,333,333 x .3 =   4,000,000 votes for C or 2.3% vote
                          ------------
                           174,000,000 total votes

3. SAME ASSUMPTIONS, BUT 6 MONTHS LATER, ASSUMING A $20 CLASS C PRICE, A $53 CLASS A PRICE, 1 MILLION CLASS C OPTIONS EXERCISED AND 4,230,764 ABUZZ (INCLUDING SPECIAL OPTIONS) CONVERTED AND 5,700,000 SHARES ISSUED FOR AN ACQUISITION?

         20/53 = .3774 votes per Class C share
         Total Class C shares outstanding = 37,597,430

                                170,000,000 votes for A or 94.9% (down from
                                            current 100%)
         24,264,097 x .3774 =     9,157,270 votes for C or 5.1%
                              -------------
                                179,157,270 total votes

4. ANNEX IV-EXAMPLE #1: 40 CLASS C SHARES (@$25) AND 100 CLASS A SHARES (@$50) OUTSTANDING:
                              25/50= .5 votes per Class C share
                                        100 votes for A or 83% vote
                              40x.5=     20 votes for C or 17% vote
                                        ---
                                        120 total votes

5.       ANNEX IV-EXAMPLE #2: 40 CLASS C SHARES (@$75) AND 100 CLASS A (@$50)
         OUTSTANDING:
                              75/50= 1.5 votes per Class C share
                                         100 votes for A or 63% vote
                              40x1.5=     60 votes for C or 37% vote
                                         ---
                                         160 total votes

6. ANNEX IV-EXAMPLE #3: CLASS C VOTING RIGHTS CAPPED AT 40%: 40 CLASS C SHARES (@$100) AND 100 CLASS A (@$50) OUTSTANDING:

         100/50=    2 votes per Class C share (racheted down to 1.675 votes)
                                              100 votes for A or 60% vote
         40x2= 80 votes but racheted down to   67 votes for C to get to 40% vote
                                               ---
                                              167 total votes

HOW ARE AUTHORIZED CLASS A SHARES EAR-MARKED FOR USE?

                                                                     After Approval of
                                                          4/6/00        Proposals(1)
                                                      -------------  -----------------
Authorized A shares                                     300,000,000        300,000,000

Outstanding A shares                                    170,208,418        170,208,418

A shares reserved for Retirement Units and
     other Awards (2)                                     2,040,279          2,040,279

A shares reserved for Stock Option Exercise              26,224,445         46,224,455

A shares reserved for ESPP Purchases                      2,917,166          2,917,166

A shares reserved for Conversion of B shares                847,158            847,158

A shares reserved for Exchange for C shares
     with premium                                          ---                 ---
                                                      =============       ============
Unreserved A shares                                      97,761,934         77,761,934


--------
(1) Assuming no changes due to repurchases, B conversions, exercises and grants since 4/6/00.
(2) Includes both shares reserved for unexercised awards and for future grants.

WHAT ARE THE OTHER PROPOSALS?

1.       ELECTION OF DIRECTORS (Proposal 1)

2. EXTEND PLAN TERMS by 10 years for (a) employee stock and cash bonus plans and (b) director option plan (Proposals 2 and 6)

3. SECTION 162 (M) APPROVALS - Reapprove material terms of performance goals for annual and long-term performance awards under employee stock and cash bonus plans, including increasing the maximum pay potential to $3,000,000 (Proposals 2 and 4)

4. AUTHORIZE 20,000,000 ADDITIONAL SHARES FOR CLASS A EMPLOYEE STOCK OPTIONS (Proposal 3)

5.       RATIFICATION OF AUDITORS (Proposal 6)